Exhibit 99.1

Lands’ End Announces First Quarter Fiscal 2023 Results

Net Revenue grew 1.9% compared to the same period last year

Net Loss of $1.7 million, compared to a Net loss of $2.4 million in the same period last year

Adjusted EBITDA increased by 41.3%, or $5.7 million, to $19.5 million compared to the same period last year

Raises Fiscal 2023 Outlook

DODGEVILLE, Wis., June 1, 2023 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the first quarter ended April 28, 2023.

Andrew McLean, Chief Executive Officer, stated, “Our team continued to successfully execute during the quarter and made strong progress against our strategic initiatives. As a result, we delivered year-over-year revenue and earnings growth, led primarily by our leading swim business and its natural vacation adjacencies, which collectively contributed to our strong margin performance and our 41% increase in Adjusted EBITDA. We continue to roll out our strategic initiatives and expect that the learnings from each successive quarter will enable further refinements and long-term value for our shareholders and other stakeholders.”

McLean continued, “We also continue to make key hires to further round out our leadership team. In April, we welcomed Stuart Hogue as Senior Vice President, US eCommerce and starting in June, Jim O’Connor will join as the Senior Vice President and General Manager of Lands’ End Outfitters. Both Stuart and Jim are highly accomplished executives with skills and expertise that will be important as we continue our focus on executing against our business objectives. We look forward to their future contributions to Lands’ End.”

First Quarter Financial Highlights

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For the first quarter, net revenue increased 1.9% to $309.6 million compared to $303.7 million in the first quarter of fiscal 2022.

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Global eCommerce net revenue was $203.1 million, a decrease of 7.3% from $219.1 million in the first quarter of fiscal 2022. Compared to first quarter of fiscal 2022, U.S. eCommerce net revenue increased 1.6% and International eCommerce net revenue decreased 42.5%. The increase in U.S. eCommerce was primarily driven by the targeted promotions within swim and adjacent product categories. The decrease in International eCommerce was due to lower consumer demand in Europe and the closing of Lands’ End Japan at the end of fiscal 2022. First quarter of fiscal 2022 includes Lands’ End Japan net revenue of $8.5 million. Excluding Lands’ End Japan in the first quarter of fiscal 2022, Global eCommerce net revenue decreased 3.5% and International eCommerce decreased 28.8%.
o
Outfitters net revenue was $74.0 million, an increase of 37.1% from $54.0 million in the first quarter of fiscal 2022, primarily driven by inventory sales to Delta Air Lines in connection with the conclusion of their five-year contract. Excluding the $18.3 million difference in year over year revenue from the Delta Air Lines business, revenue for the Outfitters business increased by 3.7%.
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Third Party net revenue was $23.0 million, an increase of 6.2% from $21.6 million in the first quarter of fiscal 2022, primarily attributed to growth in existing and new online marketplaces.
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Retail net revenue was $9.5 million, an increase of 5.7% from $9.0 million in the first quarter of fiscal 2022. The U.S. Company Operated Stores experienced an increase of 9.5% in Same Store Sales compared to first quarter of fiscal 2022.

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Gross profit was $137.9 million, an increase of $8.7 million or 6.7% from $129.2 million during the first quarter of fiscal 2022. Gross margin increased approximately 210 basis points to 44.6%, compared to 42.5% in first quarter of fiscal 2022. The Gross margin improvement was primarily driven by leveraging the strength in the swim and vacation related product categories across the channels as well as improvements in supply chain costs in the first quarter of fiscal 2023 compared to the prior year.

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Selling and administrative expenses increased $2.8 million to $118.5 million or 38.3% of net revenue, compared to $115.7 million or 38.1% of net revenue in first quarter of fiscal 2022. The approximately 20 basis points increase was driven by lower digital marketing spend offset by higher employee-related expenses.

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Net loss was $1.7 million, or $0.05 loss per diluted share. This compares to Net loss of $2.4 million or $0.07 loss per diluted share in the first quarter of fiscal 2022.

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Adjusted EBITDA increased by 41.3%, or $5.7 million, to $19.5 million compared to $13.8 million in the first quarter of fiscal 2022.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $7.3 million as of April 28, 2023, compared to $22.0 million as of April 29, 2022.

Inventories, net, was $376.1 million as of April 28, 2023, and $436.9 million as of April 29, 2022. The decrease in inventory was driven by the actions the Company has taken to leverage normalized supply chain lead times to receive spring and summer inventory closer to the selling season and late receipts last year due to the supply chain challenges.

Net cash used in operations was $10.8 million for the 13 weeks ended April 28, 2023, compared to net cash used in operations of $122.4 million for the 13 weeks ended April 29, 2022. The $111.6 million decrease in cash used in operating activities was primarily due to the year over year changes in inventories.

As of April 28, 2023, the Company had $100.0 million of borrowings outstanding and $136.1 million of availability under its ABL Facility, compared to $125.0 million of borrowings and $98.5 million of availability as of April 29, 2022. Additionally, as of April 28, 2023, the Company had $240.6 million of term loan debt outstanding compared to $254.4 million of term loan debt outstanding as of April 29, 2022.

During the first quarter, the Company repurchased $3.8 million of the Company’s common stock under its previously announced share repurchase program. As of April 28, 2023, additional purchases of up to $37.8 million could be made under the program through February 2, 2024.

Outlook

For the second quarter of fiscal 2023 the Company expects:

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Net revenue to be between $320.0 million and $335.0 million.
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Net loss to be between $4.5 million and $2.0 million and diluted loss per share to be between $0.14 and $0.06.
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Adjusted EBITDA in the range of $15.0 million to $18.0 million.

For fiscal 2023 the Company now expects:

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Net revenue to be between $1.56 billion and $1.62 billion.
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Net (loss) income to be between $(4.5) million and $2.5 million, and diluted (loss) earnings per share to be between $(0.13) and $0.08.
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Adjusted EBITDA in the range of $75.0 million to $84.0 million.
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Capital expenditures of approximately $35.0 million.

Conference Call

The Company will host a conference call on Thursday, June 1, 2023, at 8:30 a.m. ET to review its first quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of casual clothing, swimwear, outerwear, accessories, footwear, home products and uniform solutions. We offer products online at www.landsend.com, through our own Company Operated stores and through third-party distribution channels. We are a classic American lifestyle brand with a passion for quality, legendary service and real value. We seek to deliver timeless style for women, men, kids and the home. We also offer products to businesses and schools, for their employees and students, through the Outfitters distribution channel.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s continued rollout of strategic initiatives and expectation that the learnings from successive quarters will enable further refinements and long-term value creation for shareholders and stakeholders; the importance of key new hires, assessment of their skills and their expected contributions; continued focus on executing against business objectives; the potential for additional purchases under the stock repurchase program; and the Company’s outlook and expectations as to net revenue, net income/loss, earnings/loss per share and Adjusted EBITDA for the second quarter of fiscal 2023 and for the full year of fiscal 2023, and capital expenditures for fiscal 2023. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges in the recent past have resulted in a significant increase in inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets, as the Company seeks to refinance its term loan; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the risk of cybersecurity events and their impact on the Company; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2023. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Interim Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	April 28, 2023	April 29, 2022	January 27, 2023*
ASSETS
Current assets
Cash and cash equivalents	$7,332	$22,027	$39,557
Restricted cash	2,149	2,145	1,834
Accounts receivable, net	38,759	52,134	44,928
Inventories, net	376,062	436,859	425,513
Prepaid expenses and other current assets	45,743	39,197	44,894
Total current assets	470,045	552,362	556,726
Property and equipment, net	126,397	127,430	127,638
Operating lease right-of-use asset	31,878	33,332	30,325
Goodwill	106,700	106,700	106,700
Intangible asset	257,000	257,000	257,000
Other assets	3,174	4,740	3,759
TOTAL ASSETS	$995,194	$1,081,564	$1,082,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750	$13,750
Accounts payable	110,097	130,955	171,557
Lease liability – current	5,533	5,557	5,414
Accrued expenses and other current liabilities	88,216	90,777	106,756
Total current liabilities	217,596	241,039	297,477
Long-term borrowings under ABL Facility	100,000	125,000	100,000
Long-term debt, net	220,786	231,703	223,506
Lease liability – long-term	32,335	34,855	31,095
Deferred tax liabilities	45,863	45,612	45,953
Other liabilities	3,330	4,950	3,365
TOTAL LIABILITIES	619,910	683,159	701,396
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 32,460, 33,413 and 32,626, respectively	325	334	326
Additional paid-in capital	362,285	371,583	366,181
Retained earnings	29,615	42,224	31,267
Accumulated other comprehensive loss	(16,941)	(15,736)	(17,022)
TOTAL STOCKHOLDERS’ EQUITY	375,284	398,405	380,752
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$995,194	$1,081,564	$1,082,148

*Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2023.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	April 28, 2023	April 29, 2022
Net revenue	$309,558	$303,665
Cost of sales (excluding depreciation and amortization)	171,621	174,490
Gross profit	137,937	129,175

Selling and administrative	118,514	115,693
Depreciation and amortization	9,301	9,584
Other operating expense, net	202	—
Operating income	9,920	3,898
Interest expense	12,283	8,169
Other income, net	(187)	(161)
Loss before income taxes	(2,176)	(4,110)
Income tax benefit	(524)	(1,739)
NET LOSS	$(1,652)	$(2,371)
NET LOSS PER COMMON SHARE
Basic:	$(0.05)	$(0.07)
Diluted:	$(0.05)	$(0.07)

Basic weighted average common shares outstanding	32,443	33,163
Diluted weighted average common shares outstanding	32,443	33,163

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA measurement. Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and as a basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

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EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

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Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

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For the 13 weeks ended April 28, 2023, we excluded the one-time closing costs of Lands’ End Japan KK, a subsidiary of Lands’ End, Inc., (“Lands’ End Japan”).

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For the 13 weeks ended April 28, 2023, we excluded the loss on disposal of property and equipment.

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For the 13 weeks ended April 28, 2023 and April 29, 2022, we excluded the amortization of transaction related costs associated with Third Party distribution channel.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue:

	13 Weeks Ended
(in thousands)	April 28, 2023		April 29, 2022
Net loss	$(1,652)	(0.5)%	$(2,371)	(0.8)%
Income tax benefit	(524)	(0.2)%	(1,739)	(0.6)%
Other income, net	(187)	(0.1)%	(161)	(0.0)%
Interest expense	12,283	4.0%	8,169	2.7%
Operating income	9,920	3.2%	3,898	1.3%
Depreciation and amortization	9,301	3.0%	9,584	3.2%
Lands' End Japan closure	76	0.0%	—	—%
Loss on disposal of property and equipment	123	0.0%	—	—%
Other	94	0.0%	344	0.1%
Adjusted EBITDA	$19,514	6.3%	$13,826	4.6%

Second Quarter Fiscal 2023 Guidance	13 Weeks Ended
(in millions)	July 28, 2023
Net loss	$4.5	—	$2.0
Depreciation, interest, other income, taxes and other adjustments	19.5	—	20.0
Adjusted EBITDA	$15.0	—	$18.0

Fiscal 2023 Guidance	53 Weeks Ended
(in millions)	February 2, 2024
Net (loss) income	$(4.5)	—	$2.5
Depreciation, interest, other income, taxes and other adjustments	79.5	—	81.5
Adjusted EBITDA	$75.0	—	$84.0

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
(in thousands)	April 28, 2023	April 29, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,652)	$(2,371)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,301	9,584
Amortization of debt issuance costs	815	765
Loss on disposal of property and equipment	123	—
Stock-based compensation	1,083	1,484
Deferred income taxes	(112)	244
Other	(193)	(232)
Change in operating assets and liabilities:
Accounts receivable, net	6,244	(2,824)
Inventories, net	49,604	(56,320)
Accounts payable	(57,050)	(15,331)
Other operating assets	(335)	(2,862)
Other operating liabilities	(18,583)	(54,547)
Net cash used in operating activities	(10,755)	(122,410)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(12,384)	(6,965)
Net cash used in investing activities	(12,384)	(6,965)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	83,000	126,000
Payments of borrowings under ABL Facility	(83,000)	(1,000)
Payments on term loan	(3,438)	(3,438)
Payments for taxes related to net share settlement of equity awards	(1,199)	(4,310)
Purchases and retirement of common stock	(3,781)	—
Net cash (used in) provided by financing activities	(8,418)	117,252
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(353)	160
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(31,910)	(11,963)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	41,391	36,135
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$9,481	$24,172
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$5,738	$3,433
Income taxes paid, net of refunds	$1,315	$16
Interest paid	$13,164	$7,127
Operating lease right-of-use-assets obtained in exchange for lease liabilities	$2,539	$3,722